Exhibit 99.1

News Release
FOR IMMEDIATE RELEASE
CONTACT:
Investment Community and Media:
Cameron Golden
Director of Investor Relations/Corporate Communications
404-407-1984
CameronGolden@cousinsproperties.com
website address: www.cousinsproperties.com
COUSINS PROPERTIES ANNOUNCES RETIREMENT OF JIM FLEMING
ATLANTA—June 30, 2010—Cousins Properties Incorporated (NYSE: CUZ) announced today that James A. Fleming, the Company’s Executive Vice President and Chief Financial Officer, will retire on December 31, 2010. Mr. Fleming has been with Cousins since 2001. Prior to becoming EVP and CFO in May 2004, he served as Senior Vice President and General Counsel. He has agreed to serve as a consultant to the Company after January 1, 2011, to help facilitate a smooth transition to his successor.
Larry Gellerstedt, Cousins President and Chief Executive Officer, noted, “Jim will certainly be missed, but we respect his desire to retire at year end and pursue other opportunities. He has played a meaningful role in strengthening Cousins’ financial position, particularly in leading us through the past year’s capital markets transactions. We thank Jim for his contributions and leadership over the past decade and his willingness to stay on and effect the eventual transition.”
Mr. Fleming added, “I have had a terrific experience at Cousins, but after 10 years I’m looking forward to exploring some new opportunities. I’m confident that under Larry’s leadership, and with his talented team, the Company is well positioned for success in the years ahead.”
The Company will immediately begin a search for a successor CFO and has retained an executive search firm to assist in that effort.
About Cousins Properties
Cousins Properties Incorporated is a leading diversified real estate company with extensive experience in development, acquisition, financing, management and leasing. Based in Atlanta, the Company actively invests in office, multi-family, retail and land development projects. Since its founding in 1958, Cousins has developed 20 million square feet of office space, 20 million square feet of retail space, more than 3,500 multi-family units and more than 60 single-family neighborhoods. The Company is a fully integrated equity real estate investment trust (REIT) and trades on the New York Stock Exchange under the symbol CUZ. For more, please visit www.cousinsproperties.com.
Certain matters discussed in this press release are forward-looking statements within the meaning of the federal securities laws and are subject to uncertainties and risk and actual results may differ materially from projections. Readers should carefully review Cousins’ financial statements and notes thereto, as well as the risk factors described in Part I, Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 and other documents Cousins files from time to time with the Securities and Exchange Commission. Such forward-looking statements are based on current expectations and speak as of the date of such statements. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.
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